Exhibit 99.1

Avalo Appoints Two New Independent Directors to Its Board

WAYNE, PA AND ROCKVILLE, MD, December 6, 2021 — Avalo Therapeutics, Inc. (Nasdaq: AVTX), a leading clinical-stage precision medicine company that discovers, develops, and commercializes targeted therapeutics for patients with significant unmet clinical need in immunology, immuno-oncology, and rare genetic diseases today announced the appointment of Dr. June Almenoff, effective November 10, 2021, and Mitchell Chan, effective December 1, 2021 as independent members of its Board of Directors. These two new independent directors are replacing Dr. Suzanne Bruhn and Philip Gutry.

“We are pleased to welcome both Dr. Almenoff and Mr. Chan to our Board. Their collective experience will be invaluable as we advance through several key inflection points and strategic priorities in the coming year and we look forward to their immediate contributions to the company’s success,” said Mike Cola, Chief Executive Officer of Avalo Therapeutics. “I thank Sue and Phil for their service on the board and valuable contributions.”

•June Almenoff M.D., Ph.D., is an accomplished biopharma executive with close to 25 years of leadership experience. She brings expertise in R&D, commercialization, and executive leadership to this role. Dr. Almenoff served as President and Chief Medical Officer of Furiex Pharmaceuticals, which was acquired by Actavis for $1.2 billion. Furiex developed eluxadoline (Viberzi®), which was approved both in the United States and Europe. Prior to joining Furiex, Dr. Almenoff was at GlaxoSmithKline (GSK) for 12 years, where she held various positions of increasing responsibility.

Dr. Almenoff is currently Chief Medical Officer at RedHill Biopharma Ltd, where she serves on the commercial executive team. She has deep expertise in many therapeutic and development areas having led or contributed to numerous submissions, product approvals and launches. Dr. Almenoff is on the investment advisory board of the Harrington Discovery Institute, a private venture philanthropy. She serves as a Board Director to Brainstorm Therapeutics Inc. and Tenax Therapeutics, Inc. She previously served as a Board Director to Tigenix, which was acquired by Takeda, Kurome Therapeutics, RDD Pharma (Chair), and Furiex Pharmaceuticals. Dr. Almenoff received her B.A. cum laude from Smith College and graduated with AOA honors from the M.D.-Ph.D. program at the Icahn (Mt. Sinai) School of Medicine. She completed post-graduate medical training at Stanford University Medical Center and served on the faculty of Duke University School of Medicine. She is an adjunct Professor at Duke, a Fellow of the American College of Physicians (FACP) and has authored over 60 publications.

•Mitchell Chan has more than 15 years of finance experience in the life sciences industry. Mr. Chan was previously the Chief Financial Officer at Viela Bio, where he was instrumental in supporting the company through capital raises with leading global healthcare investors. While at Viela Bio, he successfully raised over $750 million including an initial public offering in 2019. In 2021, he also led a merger transaction whereby Viela Bio was acquired by Horizon Therapeutics for $3.1 billion. Prior to Viela Bio, Mr. Chan served as the Director of Investor Relations for AstraZeneca, North America. Mr. Chan also held several roles of increasing responsibility at Genentech-Roche including in BioOncology Commercial Finance, R&D Finance, and Mergers & Acquisitions. Mr. Chan is the recipient of Executive Certifications from Stanford University, University of California (Haas), and University of Pennsylvania (Wharton) and earned his BSc in Biochemistry, MSc in Medical Biophysics, and MBA (Rotman School of Management) from the University of Toronto.

About Avalo Therapeutics

Avalo Therapeutics is a leading clinical-stage precision medicine company that discovers, develops, and commercializes targeted therapeutics for patients with significant unmet clinical need in immunology, immuno-oncology, and rare genetic diseases. The Company has built a diverse portfolio of innovative therapies to deliver meaningful medical impact for patients in urgent need. The Company’s clinical candidates commonly have a proven mechanistic rationale, biomarkers and/or an established proof-of-concept to expedite and increase the probability of success.

For more information about Avalo, please visit www.avalotx.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Avalo’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Avalo’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Avalo’s management but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials, which might be slowed by the COVID-19 pandemic; regulatory risks; Avalo's cash position and the potential need for it to raise additional capital; general economic and market risks and uncertainties, including those caused by the COVID-19 pandemic; and those other risks detailed in Avalo’s filings with the SEC. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Avalo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Avalo’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
Chris Brinzey
Westwicke, an ICR Company
chris.brinzey@westwicke.com
339-970-2843

or

Schond L. Greenway
Investor Relations
Chief Financial Officer
Avalo Therapeutics
sgreenway@avalotx.com
610-522-6200

For media inquiries

Robert Stanislaro or Helen O’Gorman
FTI Consulting
robert.stanislaro@fticonsulting.com
helen.o’gorman@fticonsulting.com
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